Exhibit 23.2

Consent of Independent Auditors

We hereby consent to incorporation by reference in this registration statement on Form S-3 of our report dated March 2, 2017, with respect to the financial statement of NexPoint Residential Trust, Inc.’s Houston Portfolio included in Amendment No. 1 to NexPoint Residential Trust Inc.’s Current Report on Form 8-K filed with the SEC on March 14, 2017 and of our report dated August 29, 2014 with respect to the financial statement of NexPoint Residential Trust Inc.’s C1 Portfolio included in the Form 10 (No. 001-36663) filed initially with the SEC on September 29, 2014. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Aprio, LLP

Atlanta, Georgia

March 14, 2017